EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

THIRD QUARTER 2018 SALES & EARNINGS

Eau Claire, Wisconsin (October 26, 2018) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “For the continuing business, third quarter 2018 net sales increased by $11.0 million or 15.6% from 2017 levels, reflecting a $1.78 million or 8.5% increase in Housewares/Small Appliance volume and an increase of $9.26 million or 18.6% in Defense segment shipments. Like the second quarter, the Housewares/Small Appliance segment’s top line improvement was largely a function of shipment timing, while the Defense segment’s resulted from augmented shipments from its backlog. The quarter’s comparative net earnings for the continuing business decreased by $2.10 million or 25.2% due to a variety of factors. Those factors included the asset impairment charge that was recognized in connection with the sale of the Defense segment’s less lethal subsidiary. That sale was announced earlier this month. Additional factors for both segments were less favorable sales mixes and the incurrence of increased materials costs during the review quarter. These factors were offset in part by lower federal tax rates resulting from last year’s tax reform and by an enhanced portfolio with higher yields stemming from the Federal Reserve’s ongoing rate increases.”

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. It also designs and markets the first self-service/self-reloadable fire extinguisher: the Rusoh® Eliminator® fire extinguisher. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases.

	THREE MONTHS ENDED
	September 30, 2018	October 1, 2017
Net Sales	$81,653,000	$70,614,000
Earnings from Continuing Operations	$6,240,000	$8,338,000
Earnings (Loss) from Discontinued Operations	$131,000	$(6,000)
Net Earnings	$6,371,000	$8,332,000
Net Earnings Per Share	$.91	$1.19
Weighted Shares Outstanding	7,007,000	6,991,000

	NINE MONTHS ENDED
	September 30, 2018	October 1, 2017
Net Sales	$237,706,000	$218,029,000
Earnings from Continuing Operations	$28,010,000	$27,252,000
Earnings from Discontinued Operations	$122,000	$8,947,000
Net Earnings	$28,132,000	$36,199,000
Net Earnings Per Share	$4.02	$5.18
Weighted Shares Outstanding	7,004,000	6,987,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.